Exhibit 1.A.5

                                Specimen Policy


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[LOGO] PHOENIX
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Dear Policyowner:

We agree to pay the benefits of this policy in accordance with its provisions. It is important to us that You are satisfied with Your policy and that it meets Your insurance goals. For service or information on this policy, contact the agent who sold the policy, any of Our agency offices, or Our Variable and Universal Life Administration at the following address:

        PHL Variable Insurance Company
        Variable and Universal Life Administration
        101 Munson Street
        P.O. Box 942
        Greenfield, MA 01302-0942

RIGHT TO RETURN THIS POLICY. You have the right to cancel this policy within a limited time after the policy is delivered to You. The policy may be canceled by returning the policy to Us at Our Variable and Universal Life Administration before the later of:

1. 10 days after the policy is delivered to You; or
2. 10 days after a Notice of Right to Cancel is delivered to You; or
3. 45 days after Part 1 of the application is signed;

for a refund of:

1. the Policy Value less Debt, if any; plus
2. any monthly deductions, partial surrender fees, and other charges made under the policy.

The Policy Value and Debt will be determined as of the nearest Valuation Date coincident with or following the date we receive the returned policy at Our Variable and Universal Life Division.

Signed for PHL Variable Insurance Company at its Main Administrative Office in Hartford, Connecticut.


                         PHL VARIABLE INSURANCE COMPANY

                                                /s/ Robert W. Fiondella
    ------------------------------------   ------------------------------------
                 [Registrar]                   Chairperson of the Board and
                                                 Chief Executive Officer

     FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                        INSURANCE PAYABLE AT SECOND DEATH
                       PREMIUMS PAYABLE UNTIL SECOND DEATH

THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

                                NONPARTICIPATING

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TABLE OF CONTENTS

Schedule Pages
Table of Contents

PART                                                                PAGE

1.  Definitions......................................................  1

2.  About This Policy................................................  3

3.  Rights of the Owner..............................................  5

4.  Premiums.........................................................  6

5.  The Accounts.....................................................  8

6.  Policy Values....................................................  9

7.  Lifetime Benefits................................................  11

8.  Death Benefits...................................................  13

9.  Payment Option Amounts...........................................  15

10. Tables of Payment Option Amounts.................................  17


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                               PART 1: DEFINITIONS

ASSIGNS
Any persons to whom You assign an interest in this policy if We have notice of the assignment in accordance with the provisions stated in the policy.

ATTAINED AGE
The age of the Insured, whether living or not, increased by the number of policy years completed.

BASIC POLICY
The policy as it exists, without any additional rider benefits.

CASH SURRENDER VALUE
The Cash Surrender Value of this policy is the Policy Value less any applicable surrender charge on the date of surrender and less any Debt. The surrender charge is as shown on the Schedule Page.

DEBT
Unpaid loans against this policy plus accrued interest.

FACE AMOUNT
The initial Face Amount that You chose as shown on the Schedule Page or as later changed in accordance with the terms of this policy.

GENDER
The terms "he," "his" and "him" are applicable without regard to sex. Where proper, "she," "hers" or "her" may be substituted.

IN FORCE
The policy has not terminated or otherwise lapsed in accordance with the Grace Period and Lapse Provision.

IN WRITING (WRITTEN REQUEST)
A request in a written form satisfactory to Us, signed by You and filed at Our VULA.

INSUREDS
The First Insured and the Second Insured shown on the Schedule Page.

ISSUE PREMIUM
The initial premium paid as shown on the Schedule Pages.

MONTHLY CALCULATION DAY
The first Monthly Calculation Day of a policy is the same day as its Policy Date as shown on the Schedule Page. Subsequent Monthly Calculation Days are the same day for each month thereafter or, if such day does not fall within a given month, the last day of that month will be the Monthly Calculation Day.

OLDER INSURED
The older Insured is the person among the Insureds shown on the Schedule Page who was born first.

PAYMENT DATE
The Valuation Date on which a premium payment or loan repayment is received at Our VULA unless it is received after the close of the New York Stock Exchange in which case it will be the next Valuation Date.

POLICY ANNIVERSARY
The anniversary of the Policy Date.

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POLICY DATE
The date from which Policy Years and Policy Anniversaries are measured and is shown on the Schedule Page.

POLICY MONTH
The period from one Monthly Calculation Day up to, but not including, the next Monthly Calculation Day.

POLICY VALUE
The Policy Value is the sum of this policy's share in the value of each Subaccount of the Separate Account and the value of this policy's Guaranteed Interest Account.

POLICY YEAR
The first Policy Year is the one-year period from the Policy Date to, but not including, the first Policy Anniversary. Each succeeding Policy Year is the one-year period from the Policy Anniversary to, but not including, the next Policy Anniversary.

SECOND DEATH
The death of the last of the Insureds to die. Unless You and We agree otherwise, if We are unable to determine which of the Insureds was the last of the Insureds to die on the basis of the proofs of death furnished to Us, the First Insured shall be considered the last of the Insureds to die.

SUBACCOUNTS
The accounts within Our Separate Account to which non-loaned assets under the policy may be allocated.

UNIT
A standard of measurement used to determine the share of this policy in the value of each Subaccount of the Separate Account.

VALUATION DATE
Every day the New York Stock Exchange is open for trading and PHL Variable Insurance Company is open for business.

VALUATION PERIOD
The period in days from the end of one Valuation Date through the next Valuation Date.

VULA
Our Variable and Universal Life Administration. The address is shown on the cover page of this policy.

WE (OUR, US)
PHL Variable Insurance Company.

YOU (YOUR)
The owner of this policy.

YOUNGER INSURED
The younger Insured is the person among the Insureds shown on the Schedule Page who was born last.

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                            PART 2: ABOUT THE POLICY

EFFECTIVE DATE OF INSURANCE
This policy will begin In Force on the Policy Date, provided the Issue Premium is paid while both Insureds are alive.

THE POLICY AND APPLICATION
This policy, including the Schedule Pages, any riders or endorsements to it, and the application for it (and any supplemental applications) constitute the entire contract between You and Us.

This contract is made in consideration of the application and the payment of premiums as provided in this policy. We rely on all statements made by or for the Insureds in the written application. Each statement made in an application will, in the absence of fraud, be deemed a representation and not a warranty. No statement will be used to void this policy or in defense of a claim under this policy unless:

1.  it is contained in the application or in a supplemental application; and

2. a copy of that application is attached to this policy when issued or made a part of this policy when changes become effective.

Any change in the provisions of the policy, including modifying the policy, waiving any of its conditions, or making an agreement for the Company, to be in effect, must be In Writing and signed by one of Our executive officers and countersigned by Our registrar or one of Our executive officers. This policy is issued by Us at Our Main Administrative Office in Enfield, Connecticut. Any benefits payable under this policy are payable at Our Main Administrative Office.

NONPARTICIPATING
This policy is nonparticipating and therefore is not eligible for annual dividends. This means that You are not entitled to participate in company profits.

REVISED SCHEDULE PAGES
The Schedule Pages issued with the policy show the initial policy data in effect for this policy on the Policy Date. Some of this policy data may change by an action You request or take or by a change You make. Any of these changes will be reflected in revised schedule pages which supplement or restate the Schedule Pages and show the effective date of the change. We will send You such revised schedule pages along with a copy of any supplemental application, and they will become part of this policy as of their effective date.

CONTESTABILITY
We rely on all statements made by or for the Insureds in the application. These statements are considered to be representations and not warranties.

We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however, the misrepresentation must be contained in an application and the application, must be attached to this policy when issued or made a part of this policy when a change is made.

If We contest the validity of all or a portion of the coverage provided under this policy, the amount We pay with respect to such portion of the coverage will be limited to the higher of a return of any paid premium for the contested coverage, or the sum of any monthly deductions made under this policy for the contested coverage.

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We cannot contest the validity of the policy after it has been In Force during the Insureds' lifetime for two years from its Policy Date except for any increase in death benefit that is subject to evidence of insurability. Our right to contest the validity of such increase will be limited to a period of two years from the date of the increase and limited to the material misrepresentations made in the application for such increase.

SUICIDE
If within two years from the Policy Date, either of the Insureds dies by suicide, while sane or insane, and while this policy is In Force, this policy will cease and become void.

We will pay to You the Policy Value adjusted by the following amounts:

1. We add any monthly deductions and any other fees and charges made under this policy;

2.  We subtract any Debt owed Us under this policy.

TERMINATION
If not previously terminated, this policy will terminate automatically on the earliest of:

1.  the date of the Second Death;

2.  the date of a full surrender; or

3. the date the grace period expires without the payment of sufficient premium in accordance with the Grace Period and Lapse Provision.

MISSTATEMENT OF AGE OR SEX
If the age or sex of either insured is misstated, the Face Amount will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction based on the then current cost of insurance rate for the correct age and sex of both insureds.

ASSIGNMENTS
Except as otherwise provided herein, any or all of the rights in this policy may be assigned. We will not be considered to have notice of any assignment until We receive the original or copy of the assignment at Our VULA. We are not responsible for the validity of any assignment.

ANNUAL REPORTS
We will annually send You a report for this policy that shows the following:

1. the then current Policy Value, Cash Surrender Value, death benefit and Face Amount;

2. the premiums paid, and deductions and partial surrenders made since the last report;

3.  any outstanding Debt;

4.  an accounting of the change in Policy Value since the last report; and

5.  such additional information as required by applicable law or regulation.


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TRANSACTION RULES
Requests for transactions involving Subaccounts and the Guaranteed Interest Account will usually be processed within 7 days after We receive the Written Request at Our VULA. However, We may, at Our discretion, postpone the payment of any death benefit in excess of the initial Face Amount, any policy loans, partial withdrawals, surrenders or transfers.

1. For up to six months from the date of request, for any transactions dependent upon the value of the Guaranteed Interest Account; or

2. Otherwise, for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.


                             PART 3: RIGHTS OF OWNER

WHO IS THE OWNER
The owner is the person named as owner in the application, unless later changed as provided in this policy. If no other person is named as owner, the First Insured shall be the owner while living, and after his or her death, the Second Insured shall be the owner. If You are the owner, but You are not one of the Insureds and You die before the Second Death, ownership rights in this policy will pass to the successive owner, if one has been named, except that if joint owners are designated, ownership will remain with the surviving joint owners until death of the survivor unless otherwise provided. If no successive owner has been named, then the estate of the last owner to die will become the owner. If more than one person is named as owner, they must act jointly unless You and We agree otherwise.

WHAT ARE THE RIGHTS OF THE OWNER
You control this policy until the Second Death but not until this policy begins In Force. Unless You and We agree otherwise, You may exercise all rights provided under this policy without consent of anyone else. Your rights include the right to:

1.  Receive any amounts payable under this policy before the Second Death.

2.  Change the owner or the interest of any owner.

3.  Change the planned premium payment amount and frequency.

4. Change the Subaccount and the Guaranteed Interest Account allocations schedule for premium payments and monthly deductions.

5. Transfer amounts between and among Subaccounts and the Guaranteed Interest Account.

6.  Obtain policy loans.

7.  Obtain a partial surrender.

8.  Surrender this policy for its Cash Surrender Value.

9.  Select a payment option for any Cash Surrender Value that becomes payable.

10. Request changes in the insurance amount.

11. Change the beneficiary of the death benefit.


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12. Assign, release, or surrender any interest in the policy.

13. Change the death benefit option.

You may exercise these rights only until the Second Death. Your exercise of any of these rights will, to the extent thereof, assign, release, or surrender the interest of either or both of the Insureds and all beneficiaries and successive owners under this policy.

HOW TO CHANGE THE OWNER
You may change the owner by Written Request.


                                PART 4: PREMIUMS

PREMIUM PAYMENTS
The issue premium as shown on the Schedule Page is due on the Policy Date. Both Insureds must be alive when the issue premium is paid. Thereafter, the amount and payment frequency of planned premiums are as shown on the Schedule Page unless later changed as described below. All premiums are payable at Our VULA, except that the issue premium may be paid to an authorized agent of Ours for forwarding to Our VULA. No benefit associated with any premium shall be provided until it is actually received by Us at Our VULA.

PREMIUM DEDUCTIONS
Premium expense charges as shown on the Schedule Page, will be deducted from any premiums received by Us at Our VULA. If the issue premium is received by Us at Our VULA after the Policy Date, then it will also be reduced by the amount necessary to cover any past unpaid monthly deductions described below. In addition, payments received by Us during a grace period will also be reduced by the amount needed to cover any monthly deductions during the grace period.

NET PREMIUM ALLOCATION
The premiums, net of the premium expense charges, will be applied on the Payment Date to the various Subaccounts and the Guaranteed Interest Account based on the premium allocation schedule elected in the application for this policy or as later changed by You. You may change the allocation schedule for premium payments by Written Request.

PREMIUM FLEXIBILITY
Subject to the total premium limit described in the next section and except for the issue premium, You may change the amount and frequency of premium payments while this policy is In Force as follows:

1. You may increase or decrease the planned premium amount or payment frequency at any time by Written Request. We reserve the right to limit increases to such maximums as We may establish from time to time.

2.  Additional premium payments may be made at any time.

3. Each premium payment made must at least equal $25 or, if during a grace period, the amount needed to prevent lapse of this policy. We reserve the right to reduce or increase the limit.

4. Any premium payment that would increase the death benefit by more than it would increase the Policy Value, shall be subject to evidence of insurability satisfactory to Us. As regards any such increase, the Contestability and Suicide Exclusion provisions will apply from the date of increase. The application for such increase will be attached to and made part of the policy.


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TOTAL PREMIUM LIMIT
The total premium limit is shown on the Schedule Page and is applied to the sum of all premiums received by Us for this policy to date, reduced by the sum of all partial surrender amounts paid by Us to date. If the total premium limit is exceeded, We will pay You the excess, with interest at an annual rate of not less than 4%, not later than 60 days after the end of the Policy Year in which the limit was exceeded. The Policy Value will be adjusted to reflect such refund. The amount to be taken from the Subaccounts and the Guaranteed Interest Account will be allocated in the same manner as provided for monthly deductions unless You request another allocation In Writing.

The total premium limit may be exceeded if additional premium is needed to prevent lapse under the grace period and lapse provision. The total premium limit may change due to:

1.  a partial surrender or a decrease in Face Amount;

2.  addition, cancellation, or change of a rider;

3.  a change in Death Benefit Option;

4.  a change in risk classification; or

5.  a change in federal tax laws or regulations.

If the total premium limit changes, We will send You a Revised Schedule Page reflecting the change. However, We reserve the right to require that this policy be returned to Us so that We may endorse the change.

GRACE PERIOD AND LAPSE
During the first seven Policy Years, if on any Monthly Calculation Day, the required monthly deduction exceeds the Policy Value less any outstanding Debt, a grace period of 61 days will be allowed for the payment of an amount, less the premium expense charge, equal to three times the required monthly deduction.

After the seventh Policy Year, if on any Monthly Calculation Day, the required monthly deduction exceeds the Cash Surrender Value or the Cash Surrender Value equals zero, a grace period of 61 days will be allowed for the payment of an amount, less the premium expense charge, equal to three times the required monthly deduction or, if greater, that amount necessary to provide a Cash Surrender Value greater than zero.

In addition, if the total Debt is greater than the maximum loan value, a grace period of 61 days will be allowed for the payment of the amount necessary to reduce the total Debt to an amount less than or equal to the maximum loan value.

This policy will continue In Force during any such grace period. We will mail to You and any Assigns at the post office addresses last known to Us, a written notice as to the amount of premium required. This written notice will be sent at least 15 days and not more than 45 days prior to the date that the policy would lapse. If such premium is not paid to Us by the end of the grace period, this policy will lapse without value. The date of lapse will be the Monthly Calculation Day on which the deduction was to be made, and any insurance and rider benefits provided under this policy will terminate as of that date.

The death benefit payable during the grace period will equal the death benefit in effect immediately prior to such period less overdue charges.

Any premiums paid will be used, after assessment of premium expense charges, to pay for any unpaid monthly deductions.


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                              PART 5: THE ACCOUNTS

Assets under this policy may be allocated either to the Subaccounts of the Separate Account or the Guaranteed Interest Account.

SEPARATE ACCOUNT AND SUBACCOUNTS
The PHL Variable Insurance Company's Variable Universal Life Separate Account (VUL Account) is a Separate Account established by Our company under Connecticut Law and is registered as a unit investment trust under the Investment Company Act of 1940. The VUL Account contains various Subaccounts that have different investment objectives.

All income, gains and losses, realized and unrealized, of the VUL Account are credited to or charged against the amounts placed in the VUL Account without reference to other income, gains and losses of Our General Account. The assets of the VUL Account are owned solely by Us and We are not a trustee with respect to such assets. These assets are not chargeable with liabilities arising out of any other business that We may conduct.

We use the assets of the VUL Account to buy shares of the Fund(s) of this contract according to Your most recent allocation instruction on file with Us. The Fund(s) are registered under the Investment Company Act of 1940 as an open-end, management investment company. The Fund(s) have separate Series that correspond to the Subaccounts of the VUL Account. Assets of each Subaccount are invested in shares of the corresponding Fund Series.

ADDITIONAL SUBACCOUNTS
We have the right to add Subaccounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, other regulatory authority.

SUBSTITUTION OF SUBACCOUNTS
If the shares of the Funds of this contract should no longer be available for investment by the Separate Account or if in Our judgment further investment in such Funds becomes inappropriate for use with this contract, We reserve the right to substitute Units of another Subaccount for Units already purchased or to be purchased in the future by premium payments under this contract. Any such change will be subject to approval by the Securities Exchange Commission and by the insurance supervisory official of the state where this contract is delivered.

VOTING RIGHTS
Although We are the legal owner of the Fund shares, we will vote the shares at regular and special meetings of the shareholders of the Fund in accordance with instructions received from You and the other owners of the policies. Any shares held by Us will be voted in the same proportion as voted by You and the other owners of the policies. However, we reserve the right to vote the shares of the Fund without direction from You if there is a change in the law which would permit this to be done.

GUARANTEED INTEREST ACCOUNT (GIA)
This policy also contains a Guaranteed Interest Account (GIA) to which premium payments may be allocated. The GIA is not part of the Separate Account. It is accounted for as part of Our General Account. We reserve the right to limit cumulative premium payments to the non-loaned portion of the GIA during any one-week period to not more than $250,000.

For amounts held under the non-loaned portion of the GIA, We will credit interest daily at such rates as We shall determine but in no event will the effective annual rate of interest be less than 3%. At least monthly, We will set the interest rate that will apply to any premium made to the GIA.


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For amounts held under the loaned portion of the GIA, We will credit interest daily at the effective annual rate of interest shown on the Schedule Page.

We reserve the right to add other Guaranteed Interest Accounts subject to the approval by the insurance supervisory official of the state where this contract is delivered.


                              PART 6: POLICY VALUES

POLICY VALUE
The Policy Value is the sum of this policy's share in the value of each Subaccount of the Separate Account and the value of this policy's GIA.

SHARE OF SEPARATE ACCOUNT SUBACCOUNT VALUES
The share of this policy in the value of each Subaccount of the Separate Account on a valuation date is the Unit Value of that Subaccount on that date multiplied by the number of this policy's Units in that Subaccount after all transactions for the Valuation Period ending on that day have been processed. For any day which does not fall on a Valuation Date, the share of this policy in the value of each Subaccount of the Separate Account is determined using the number of Units on that day after all transactions for that day have been processed and the Unit Values on the next valuation date.

UNITS
The number of Units credited to each Subaccount of the Separate Account will be determined by dividing the net premium payment applied to that Subaccount by the Unit Value of that Subaccount on the Payment Date.

UNIT VALUE
The Unit Value of each Subaccount of the Separate Account was set by Us on the first Valuation Date of each such Subaccount. The Unit Value of a Subaccount of the Separate Account on any other Valuation Date is determined by multiplying the Unit Value of that Subaccount on the just prior Valuation Date by the Net Investment Factor for that Subaccount for the then current valuation period. The Unit Value of each Subaccount of the Separate Account on a day other than a Valuation Date is the Unit Value on the next Valuation Date. Unit Values are carried to 6 decimal places. The Unit Value of each Subaccount of the Separate Account on a Valuation Date is determined at the end of that day.

NET INVESTMENT FACTOR
The Net Investment Factor for each Subaccount of the Separate Account is determined by the investment performance of the assets held by the Subaccount during the Valuation Period. Each valuation will follow applicable law and accepted procedures.

The Net Investment Factor is equal to the sum of items (A) and (B) divided by item (C) as defined below.

(A) The value of the assets in the Subaccount on the current Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current Valuation Period.

(B) The amount of any dividend (or, if applicable, any capital gain distribution) received by the Subaccount if the "ex-dividend" date for shares of the Fund occurs during the current Valuation Period.

(C) The value of the assets in the Subaccount as of the just prior Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the Valuation Period ending on that date.

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MONTHLY DEDUCTION
A deduction is made each Policy Month from the Policy Value to pay:

1.  the cost of insurance provided under this policy;

2.  the cost of any rider benefits provided;

3.  the monthly administrative charge as shown on the Schedule Page; and

4.  the monthly mortality and expense risk charge.

Deductions are made on each Monthly Calculation Day. If the Monthly Calculation Day is not a Valuation Date, the monthly deduction for that Policy Month will be made on the next Valuation Date.

You may request in the application for this policy that monthly deductions not be taken from certain specified Subaccounts or the GIA. Such a request may later be changed by notifying Us In Writing, but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining Subaccounts or the GIA exclusive of the loaned portion of the GIA, on a proportionate basis. In the event this policy's share in the value of such Subaccounts and the GIA is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a proportionate basis from this policy's share of each of the other Subaccounts and the GIA exclusive of the loaned portion of the GIA. The number of units deducted from each Subaccount of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such Subaccount by the Unit Value of that Subaccount on the Monthly Calculation Day.

Each monthly deduction will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to, but not including, the next Monthly Calculation Day. The cost of insurance is equal to the cost of insurance rate for the current policy month divided by 1,000 and then multiplied by the result of:

1.  the death benefit on the Monthly Calculation Day; minus

2.  the Policy Value on the Monthly Calculation Day, or if greater, zero.

The cost of insurance rate for each Policy Month is based on each Insured's Issue Age, risk class, sex and policy duration. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates shown for both Insureds' risk classifications, or such lower rate as We may declare. At least 31 days before the start of the Policy Year, We will send You a notice of any change in rates.

Not more frequently than once per year and no less frequently than once every five years, We will review the monthly cost of insurance rates to determine if these rates should be changed. However, the rates will never exceed the Guaranteed Maximum Insurance Rates shown on the Schedule Pages. The rates will continue to reflect both insureds, even if only one insured is still alive. Our right to change rates also is subject to the following terms:

1. Any change in rates will be made on a uniform basis for all insureds in the same class and will comply with any procedures and standards that we have filed with the Insurance Department of the state where this policy is delivered. No change in rates will occur due to any change in either Insured's health or occupation.

2. Any change in rates will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates.

3. Any change in rates will be based on a change in Our expectations for such factors as investment earnings, mortality, persistency and expenses.


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                            PART 7: LIFETIME BENEFITS

TRANSFERS
You may transfer all or a portion of the Policy Value among one or more of the Subaccounts and the non-loaned portion of the GIA. Transfers are made by Written Request. You may make up to 12 transfers per Policy Year from the Subaccounts and only one transfer per Policy Year from the non-loaned portion of the GIA unless the Dollar Cost Averaging (DCA) Program or Asset Rebalancing Program is elected. Except as otherwise provided under the DCA Program, the amount that may be transferred from the non-loaned portion of the GIA at any one time cannot exceed the higher of $1000 or 25% of the value of the non-loaned portion of the GIA.

Under the DCA Program, funds may be transferred automatically among the Subaccounts on a monthly, quarterly, semi-annual or annual basis. Unless We agree otherwise, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semi-annually or $300 annually. You must have an initial value of $2,000 in the non-loaned portion of the GIA or the Subaccount that funds will be transferred from. Funds may be transferred from only one sending Subaccount or the non-loaned portion of the GIA but may be allocated to multiple receiving Subaccounts or the non-loaned portion of the GIA. Under the DCA Program, You may transfer approximately equal amounts from the non-loaned portion of the GIA over a minimum 6-month period.

Under the Asset Rebalancing Program, funds are transferred automatically among the Subaccounts on a monthly, quarterly, semi-annual or annual basis to maintain the allocation percentage elected by Written Request. Transfers to or from the GIA are not permitted under the Asset Rebalancing Program.

Transfers made under the DCA Program or Asset Rebalancing Program will be processed on the next Valuation Date following Your request for the month that applies. If the value in the sending Subaccount or non-loaned portion of the GIA is below the amount to be transferred, then the entire remaining balance will be transferred and the DCA or Asset Rebalancing Programs will be completed. You may terminate your participation in the DCA or Asset Rebalancing Programs at any time by sending a Written Request to Us. Upon completion of the DCA or Asset Rebalancing Programs, you must send a Written Request to Us to start another DCA or Asset Rebalancing Program.

The transfer charge is as shown on the Schedule Page. Any such charge will be deducted from the Subaccounts or the GIA from which the amounts are to be transferred with each such Subaccount or non-loaned portion of the GIA bearing a pro rata share of the transfer charge. The value of each Subaccount will be determined on the Valuation Date that coincides with the date of transfer.

LOANS
While this policy is In Force, a loan may be obtained against this policy in any amount up to the available loan value. To obtain a loan, this policy must be properly assigned to Us as security. We need no other collateral. We reserve the right not to allow loans of less than $500 unless the loans are to pay premiums on another policy issued by Us.

The maximum loan value is 90% of the result of subtracting the then applicable surrender charge from the then Policy Value. The "available loan value" is the maximum loan value on the current day less any outstanding Debt. The amount of the loan will be added to the loaned portion of the GIA and subtracted from this policy's share of the Subaccounts and the GIA based on the allocation You request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the GIA. Unless We agree otherwise, allocations to each Subaccount and the GIA must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each Subaccount and the GIA will be determined in the same manner as provided for monthly deductions.


V612                                   11

Debt may be repaid at any time before the Second Death while this policy is In Force. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the GIA and will be transferred to the non-loaned portion of the GIA to the extent that loaned amounts taken from such account have not previously been repaid. Otherwise, such balance will be transferred among the Subaccounts You request upon repayment and, if no allocation request is made, We will use Your most recent premium allocation schedule on file with Us. Any debt repayment received by Us during a grace period as described in Part 4 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the Debt. Such balance will also be applied as described to reduce the loaned portion of the GIA.

While there is any outstanding Debt against this policy, any payments received by Us for this policy will be applied directly to reduce the Debt unless specified as a premium payment. Until the Debt is fully repaid, additional Debt repayments may be made at any time before the Second Death while this policy is in force.

Failure to repay a policy loan or to pay loan interest will not terminate this policy except as otherwise provided under Grace Period and Lapse in Part 4 when the policy does not have sufficient remaining value to pay the monthly deductions, in which event, that grace period provision will apply.

LOAN INTEREST
Loans will bear interest at an effective annual rate equal to the loan interest rate shown on the Schedule Page and will be compounded daily. Interest will accrue on a daily basis from the date of the loan and is included as part of the Debt under this policy. Loan interest will be due on each Policy Anniversary. If not paid when due, the outstanding accrued interest on that date will be charged as a loan against this policy.

FULL SURRENDER
You may fully surrender this policy for its Cash Surrender Value by returning this policy to Us at Our VULA along with a written release and surrender of all claims under this policy signed by You and any Assigns. You may do this at any time before the Second Death while this policy is In Force. The written surrender must be in a form satisfactory to Us and must include such tax withholding information as We may reasonably require. The surrender will be effective on the the later of the dates on which We receive the returned policy and the written surrender request. Upon full surrender all insurance and any rider benefits provided under this policy will terminate. You may direct that We apply the surrender proceeds under any of the Payment Options available under this policy.

PARTIAL SURRENDER
You may obtain a partial surrender of this policy by requesting that a part of this policy's Cash Surrender Value be paid to You. You may do this at any time before the Second Death while this policy is In Force with a Written Request signed by You and any Assigns. We reserve the right to require that this policy first be returned to Us before payment is made. A partial surrender will be effective on the date We receive the Written Request or, if required, the date We receive this policy if later. You may direct that We apply the surrender proceeds under any of the Payment Options available under this policy.

A partial surrender will be denied if the resultant Cash Surrender Value would be less than or equal to zero. We reserve the right not to allow partial surrenders if the resulting death benefit would be less than $25,000 or if the amount of the partial surrender is less than $500. We further reserve the right to require that the entire balance of a Subaccount or the GIA be surrendered and withdrawn if the share of this policy in the value of that Subaccount or the GIA would, immediately after a partial surrender, be less than $500.


V612                                   12

Upon a partial surrender, the Policy Value will be reduced by the sum of the following:

1. The partial surrender amount paid. This amount comes from a reduction in this policy's share in the value of each Subaccount and the GIA based on the allocation You request at the time of the partial surrender. If no allocation request is made, the assessment to each Subaccount and the GIA will be made in the same manner as provided for monthly deductions.

2. The partial surrender fee as shown on the Schedule Page. The assessment to each Subaccount and the GIA will be made in the same manner as provided for the partial surrender amount paid.

3. A surrender charge. This charge is determined by multiplying the applicable surrender charge shown on the Schedule Page by a fraction equal to the partial surrender amount payable divided by the result of subtracting the applicable surrender charge from the Policy Value. This amount is assessed against the Subaccounts and the GIA in the same manner as provided for the partial surrender amount paid.

When Death Benefit Option 1 is in effect and a partial surrender is taken, the Face Amount does not change if the Minimum Death Benefit exceeds the Face Amount. If the Face Amount exceeds the Minimum Death Benefit when a partial surrender is taken, the Face Amount is decreased by the same amount as the Policy Value.

When Death Benefit Option 2 is in effect and a partial surrender is taken, the Face Amount does not change.


                             PART 8: DEATH BENEFITS

While the policy is in force, You have the right to elect one of the death benefit options described below. The death benefit option shall be as elected in the original application unless later changed as provided below. If no option is elected, Death Benefit Option 1 shall apply.


DEATH BENEFIT OPTION 1
Under this option, during all Policy Years until the Policy Anniversary in which the Younger Insured reaches Attained Age 100, the death benefit is equal to the greater of (1) and (2) as defined below:

1.  the policy's Face Amount on the date of the Second Death.

2. the minimum death benefit on the date of the Second Death as described below.


DEATH BENEFIT OPTION 2
Under this option, during all Policy Years until the Policy Anniversary in which the Younger Insured reaches Attained Age 100, the death benefit is equal to the greater of (1) and (2) as defined below:

1.  the policy's Face Amount on the date of the Second Death plus the Policy
    Value.

2. the minimum death benefit on the date of the Second Death as described below.


V612                                   13

MINIMUM DEATH BENEFIT
The minimum death benefit is the Policy Value on the date of the Second Death increased by the applicable percentage from the table below, based on the Younger Insured's Attained Age at the beginning of the Policy Year in which the Second Death occurs.

 Attained           Attained            Attained             Attained
   Age      Pct.      Age       Pct.      Age         Pct.     Age        Pct.
   ---      ----      ---       ----      ---         ----     ---        ----
 Under 40   150%      53        64%       67          18%       81        5%
   40       150       54        57        68          17        82        5
   41       143       55        50        69          16        83        5
   42       136       56        46        70          15        84        5
   43       129       57        42        71          13        85        5
   44       122       58        38        72          11        86        5
   45       115       59        34        73          9         87        5
   46       109       60        30        74          7         88        5
   47       103       61        28        75          5         89        5
   48        97       62        26        76          5         90        5
   49        91       63        24        77          5         91        4
   50        85       64        22        78          5         92        3
   51        78       65        20        79          5         93        2
   52        71       66        19        80          5         94        1
                                                                95        0
                                                             Over 95      0

DEATH BENEFIT FOLLOWING YOUNGER INSURED'S AGE 100
After the Policy Anniversary which is nearest to the Younger Insured's 100th birthday, the death benefit will equal the Policy Value. There will be no Monthly Deductions after age 100 of the Younger Insured. The Loans provision and Partial Withdrawals provision are still in effect. No premiums may be paid after age 100 of the Younger Insured.

UNDER FEDERAL TAX LAW, THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE YOUNGER INSURED'S ATTAINED AGE 100. IT MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES AND A TAX ADVISOR SHOULD BE CONSULTED BEFORE THE POLICYHOLDER CHOOSES TO CONTINUE THE POLICY AFTER THE YOUNGER INSURED'S ATTAINED AGE 100.

HOW TO CHANGE THE DEATH BENEFIT OPTION
While this policy is In Force prior to the Younger Insured's 100th birthday, You may make a Written Request to change the Death Benefit Option from Death Benefit Option 1 to Death Benefit Option 2, or from Death Benefit Option 2 to Death Benefit Option 1. No evidence of insurability is required. If the request is to change from Death Benefit Option 1 to Death Benefit Option 2, the Face Amount will be decreased by the Policy Value; if the request is to change from Death Benefit Option 2 to Death Benefit Option 1, the Face Amount will be increased by the Policy Value. Any such change will be in effect on the Monthly Calculation Day coincident with or next following the day We approve the request.

REQUEST FOR A DECREASE IN FACE AMOUNT
You may request a decrease in Face Amount at any time after the first Policy Year. Unless We agree otherwise, the decrease requested must at least equal $25,000 and the Face Amount remaining after the decrease must at least equal $100,000. All requests to decrease the Face Amount must be In Writing and will be effective on the first Monthly Calculation Day following the date We approve the request. We reserve the right to require that this policy first be returned to Us before the decrease is made.

Upon a decrease in Face Amount, a surrender charge will be deducted from the Policy Value based on the amount of the decrease. The charge will equal the applicable surrender charge shown on the Schedule Page multiplied by the result of dividing the decrease in Face Amount by the Face Amount of the policy before the decrease. We will send You a revised schedule page reflecting the change.


V612                                   14

DEATH PROCEEDS
Upon receipt of due proof at Our VULA that both Insureds died while this policy is In Force, We will pay the death proceeds of this policy. The death proceeds equal the death benefit on the date of the Second Death, with the following adjustments;

1.  We will deduct any Debt outstanding against this policy.

2. We will deduct any monthly deductions up to and including the Policy Month of death not already made.

3. We will add any premiums received by Us after the Monthly Calculation Day and on or before the date of the Second Death.

INTEREST ON DEATH PROCEEDS
We will pay interest on any death proceeds from the date of the Second Death of the Insureds to the date of payment. The amount of interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Payment Option 2.

THE BENEFICIARY
Unless You provide otherwise, any death proceeds that become payable under this policy will be paid in equal shares to the beneficiaries living at the Second Death. Payments will be made successively in the following order:

1.  Primary Beneficiaries.

2. Contingent Beneficiaries, if any, provided no primary beneficiary is living at the Second Death.

3. You or Your executor or administrator, provided no primary or contingent beneficiary is living at the Second Death.

Unless otherwise stated, the relationship of a beneficiary is the relationship to the First Insured.

HOW TO CHANGE THE BENEFICIARY
You may change the beneficiary under this policy by Written Request.


                             PART 9: PAYMENT OPTIONS

WHO MAY ELECT PAYMENT OPTIONS
The proceeds of this policy will be paid in one sum unless otherwise provided. As an alternative to payment in one sum as provided under Payment Option 1, any surrender amounts or death proceeds that become payable under an account may be applied under one or more of the payment options available under the policy.

Our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also required for elections by any Assigns or an owner other than the Insured if the owner has been changed. You may designate or change one or more beneficiaries who will be the payee or payees under the option elected. You may only do this until the Second Death. For death proceeds, if no election is in effect when the death benefit becomes payable, the beneficiary may elect a payment option.

Unless We agree otherwise, all payments under any option chosen will be made to the designated payee or to his executor or administrator. We may require proof of age of any payee or payees on whose life payments depend as well as proof of the continued survival of any such payee(s).


V612                                   15

HOW TO ELECT A PAYMENT OPTION
You may elect a payment option by Written Request. Payments may be made on an annual, semi-annual, quarterly, or monthly basis provided that each installment will at least equal $25. We also require that at least $1,000 be applied under any income option chosen.

PAYMENT OPTIONS
This section provides a brief description of the various payment options that are available. In Part 10 you will find tables illustrating the guaranteed installment amount provided by several of the options described in this section. The amount shown for Payment Options 4, 5, and 7 are the minimum monthly payments for each $1,000 applied. The actual payments will be based on the monthly payment rates We are using when the first payment is due. They will not be less than shown in the tables.

     PAYMENT OPTION 1 - PAYMENT IN ONE SUM

     PAYMENT OPTION 2 - LEFT TO EARN INTEREST
     We pay interest during the payee's lifetime on the amount left with Us under this option as a principal sum. We guarantee that at least one of the versions of this option will provide interest at a rate of at least 3% per year.


     PAYMENT OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD
     Equal income installments are paid for a specified period of years whether the payee lives or dies. The first payment will be on the date of settlement. The Option 3 Table shows the guaranteed amount of each installment for monthly and annual payment frequencies. The table assumes an interest rate of 3% per year on the unpaid balance. The actual interest rate is guaranteed not to be less than this minimum rate.

     PAYMENT OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN Equal installments are paid until the later of:

     1.  the death of the payee.

     2.  the end of the period certain.

     The first payment will be on the date of settlement. The period certain must be chosen at the time this option is elected. The periods certain that may be chosen are as follows:

     1.  ten years

     2.  twenty years; or

     3. until the installments paid refund the amount applied under this option. If the payee is not living when the final payment falls due, that payment will be limited to the amount which needs to be added to the payments already made to equal the amount applied under this option.

     If, for the age of the payee, a period certain is chosen that is shorter than another period certain paying the same installment amount, We will deem the longer period certain as having been elected. The life annuity provided under this option is calculated using an interest rate of 3%.

     PAYMENT OPTION 5 - LIFE ANNUITY
     Equal installments are paid only during the lifetime of the payee. The first payment will be on the date of settlement. Any life annuity as may be provided under this option is calculated using an interest rate of 3%.


V612                                   16

     PAYMENT OPTION 6 - PAYMENTS OF SPECIFIED AMOUNT.
     Equal installments of a specified amount, out of the principal sum and interest on that sum, are paid until the principal sum remaining is less than the amount of the installment. When that happens, the principal sum remaining with accrued interest will be paid as a final payment. The first payment will be on the date of settlement. The payments will include interest on the principal sum remaining at a rate guaranteed to at least equal 3% per year. This interest will be credited at the end of each year. If the amount of interest credited at the end of a year exceeds the income payments made in the last 12 months, the excess will be paid in one sum on the date credited.

     PAYMENT OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN The first payment will be on the date of settlement. Equal income installments are paid until the latest of:

     1.  the end of the 10-year period certain.

     2.  the death of the Insured.

     3.  the death of the other named annuitant.

     The other annuitant must be named at the time this option is elected and cannot later be changed. That annuitant must have an adjusted age as defined in Part 9 of at least age 40. The joint survivorship annuity provided under this option is calculated by using an interest rate of 3%.

We may offer other Payment Options or alternative versions of the options listed in the above section.

ADDITIONAL INTEREST
In addition to:

1. the interest of 3% per year guaranteed on the principal sum remaining with Us under Payment Options 2 or 6; and

2. the interest of 3% per year included in the installments payable under Payment Option 3.

We will pay or credit at the end of each year such additional interest as We may declare.


                    PART 10: TABLES OF PAYMENT OPTION AMOUNTS

The installment amounts shown in the tables that follow are shown for each $1,000 applied. Amounts for payment frequencies, periods or ages not shown will be furnished upon request.

The term "age" as used in the tables refers to the adjusted age. Under Payment Options 4 and 5, the adjusted age is defined as follows:

1. For surrender values, the age of the payee on the payee's birthday nearest to the Policy Anniversary nearest the date of surrender.

2. For death proceeds, the age of the payee on the payee's birthday nearest the effective date of the Payment Option elected.

Under Payment Option 7, the adjusted age is the age on the birthday nearest to the Policy Anniversary nearest the date of surrender.


V612                                   17

BASIS OF CALCULATION
The rates that follow are based on the 1983a Individual Annuity Table projected to 2040 with Projection Scale G and with a 3% interest rate.


             PAYMENT OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

         -------------------- ----------------- ------------------
                                   ANNUAL            MONTHLY
            NUMBER OF YEARS      INSTALLMENT        INSTALLMENT
         -------------------- ----------------- ------------------
                  5               $211.99            $17.91
         -------------------- ----------------- ------------------
                  6                179.22             15.14
         -------------------- ----------------- ------------------
                  7                155.83             13.16
         -------------------- ----------------- ------------------
                  8                138.31             11.68
         -------------------- ----------------- ------------------
                  9                124.69             10.53
         -------------------- ----------------- ------------------
                 10                113.82             9.61
         -------------------- ----------------- ------------------
                 11                104.93             8.86
         -------------------- ----------------- ------------------
                 12                97.54              8.24
         -------------------- ----------------- ------------------
                 13                91.29              7.71
         -------------------- ----------------- ------------------
                 14                85.95              7.26
         -------------------- ----------------- ------------------
                 15                81.33              6.87
         -------------------- ----------------- ------------------
                 16                77.29              6.53
         -------------------- ----------------- ------------------
                 17                73.74              6.23
         -------------------- ----------------- ------------------
                 18                70.59              5.96
         -------------------- ----------------- ------------------
                 19                67.78              5.73
         -------------------- ----------------- ------------------
                 20                65.26              5.51
         -------------------- ----------------- ------------------
                 25                55.76              4.71
         -------------------- ----------------- ------------------
                 30                49.53              4.18
         -------------------- ----------------- ------------------



               PAYMENT OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN

------------ --------------------------- -------------------------- -------------------------
                 INSTALLMENT REFUND          10 YEARS CERTAIN           20 YEARS CERTAIN
------------ --------------------------- -------------------------- -------------------------
    AGE          MALE         FEMALE        MALE         FEMALE        MALE        FEMALE
------------ ------------- ------------- ------------ ------------- ------------ ------------
    40          $3.28         $3.15        $3.32         $3.17        $3.31        $3.16
------------ ------------- ------------- ------------ ------------- ------------ ------------
    45           3.44          3.28         3.51          3.31         3.48         3.30
------------ ------------- ------------- ------------ ------------- ------------ ------------
    50           3.64          3.45         3.73          3.50         3.69         3.48
------------ ------------- ------------- ------------ ------------- ------------ ------------
    55           3.88          3.66         4.02          3.73         3.94         3.70
------------ ------------- ------------- ------------ ------------- ------------ ------------
    60           4.18          3.92         4.39          4.03         4.23         3.96
------------ ------------- ------------- ------------ ------------- ------------ ------------
    65           4.56          4.25         4.88          4.43         4.56         4.29
------------ ------------- ------------- ------------ ------------- ------------ ------------
    70           5.03          4.68         5.50          4.96         4.90         4.66
------------ ------------- ------------- ------------ ------------- ------------ ------------
    75           5.63          5.24         6.24          5.66         5.19         5.03
------------ ------------- ------------- ------------ ------------- ------------ ------------
    80           6.40          5.97         7.12          6.55         5.41         5.33
------------ ------------- ------------- ------------ ------------- ------------ ------------
    85           7.43          6.96         8.06          7.60         5.50         5.48
------------ ------------- ------------- ------------ ------------- ------------ ------------
    90           8.94          8.41         8.96          8.69         5.51         5.51
------------ ------------- ------------- ------------ ------------- ------------ ------------

V612                                   18

              PAYMENT OPTION 5 - LIFE ANNUITY

         --------------- ------------ ------------
              AGE           MALE         FEMALE
         --------------- ------------ ------------
               40           $3.33        $3.17
         --------------- ------------ ------------
               45            3.51         3.32
         --------------- ------------ ------------
               50            3.75         3.50
         --------------- ------------ ------------
               55            4.05         3.74
         --------------- ------------ ------------
               60            4.44         4.05
         --------------- ------------ ------------
               65            4.97         4.46
         --------------- ------------ ------------
               70            5.70         5.03
         --------------- ------------ ------------
               75            6.68         5.85
         --------------- ------------ ------------
               80            8.05         7.02
         --------------- ------------ ------------
               85           10.03         8.77
         --------------- ------------ ------------
               90           13.06        11.53
         --------------- ------------ ------------




                          PAYMENT OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN

  -----------------------------------------------------------------------------------------------------------------------
   FEMALE                                                     MALE AGE
    AGE   ---------------------------------------------------------------------------------------------------------------
               40         45        50        55        60       65        70        75        80        85        90
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     40      $3.04      $3.08     $3.11    $3.13     $3.14     $3.15     $3.16     $3.16     $3.16     $3.17     $3.17
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     45       3.11       3.16      3.21     3.24      3.27      3.28      3.30      3.30      3.31      3.31      3.31
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     50       3.16       3.24      3.31     3.37      3.41      3.44      3.47      3.48      3.49      3.49      3.50
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     55       3.21       3.31      3.41     3.50      3.58      3.63      3.67      3.70      3.71      3.72      3.73
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     60       3.24       3.37      3.50     3.63      3.75      3.84      3.92      3.97      4.00      4.02      4.03
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     65       3.27       3.41      3.57     3.74      3.91      4.07      4.20      4.29      4.36      4.40      4.42
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     70       3.29       3.45      3.63     3.84      4.07      4.30      4.51      4.68      4.81      4.89      4.94
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     75       3.30       3.47      3.67     3.91      4.19      4.50      4.81      5.10      5.34      5.51      5.61
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     80       3.31       3.49      3.70     3.96      4.28      4.66      5.08      5.52      5.92      6.23      6.44
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     85       3.32       3.50      3.72     4.00      4.34      4.77      5.29      5.86      6.45      6.99      7.38
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
     90       3.32       3.50      3.73     4.01      4.38      4.84      5.42      6.11      6.87      7.63      8.29
  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------


V612                                   19

     FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                        INSURANCE PAYABLE AT SECOND DEATH
                       PREMIUMS PAYABLE UNTIL SECOND DEATH

THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

                                NONPARTICIPATING

V612